INDEPENDENT AUDITORS' REPORT

The Board of Directors of
United Companies Financial Corporation:

We have audited the accompanying consolidated balance sheets of United Companies Financial Corporation (Debtors-in-Possession) and subsidiaries (the "Company") as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express (or disclaim) an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our report.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Companies Financial Corporation and subsidiaries at December 31, 1997 and the results of its operations, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 1.7 of the Notes to the Consolidated Financial Statements, in 1997, the Company changed its method of accounting for loan sale gains and related retained interests to conform with Statement of Financial Accounting Standards No. 125.

As discussed in Note 2, subsequent to December 31, 1998, the Company and certain of its subsidiaries have filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such consolidated financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The accompanying 1998 consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company suffered a significant net loss for the year ended December 31, 1998 and has a stockholders' capital deficiency as of that date. These circumstances and the matters discussed in the preceding paragraph raise substantial doubt about the entity's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The 1998 financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Because of the possible material effects of the uncertainties discussed in the two preceding paragraphs, we are unable to express, and we do not express, an opinion on the accompanying 1998 consolidated financial statements.

DELOITTE & TOUCHE LLP

Baton Rouge, Louisiana
July 31, 1999

             UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS



                                                                                         DECEMBER 31,
                                                                                   --------------------------
                                                                                      1998           1997
                                                                                   -----------    -----------
ASSETS                                                                                 (IN THOUSANDS)

Cash and cash equivalents ......................................................   $   230,013    $       582
Interest-only and residual certificates--net ...................................       462,504        882,116
Loans -- net ...................................................................       191,282        172,207
Investment securities -- available for sale .....................................        1,918         16,853
Accrued interest receivable and servicer advances ..............................       148,622         85,258
Property -- net ................................................................        45,883         62,050
Capitalized mortgage servicing rights ..........................................        40,148         48,760
Other assets ...................................................................        36,002         34,613
Net assets of discontinued operations ..........................................        85,403         36,163
                                                                                   -----------    -----------
          Total assets .........................................................   $ 1,241,775    $ 1,338,602
                                                                                   ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Notes payable ..................................................................   $ 1,219,025    $   691,826
Deferred income taxes payable ..................................................            --         95,385
Managed cash overdraft .........................................................            --         13,625
Other liabilities ..............................................................       136,909         57,137
                                                                                   -----------    -----------
          Total liabilities ....................................................     1,355,934        857,973
                                                                                   -----------    -----------

Stockholders' equity (deficit):
  Preferred stock, $2 par value;
     Authorized -- 20,000,000 shares; Issued -- 1,657,770 and 1,898,070
       shares of 6 3/4% PRIDES(sm) ($44 per share liquidation preference) ......         3,315          3,796
  Common stock, $2 par value;
     Authorized -- 100,000,000 shares; Issued -- 30,353,033 and
       29,971,356 shares .......................................................        60,706         59,943
  Additional paid-in capital ...................................................       186,614        187,418
  Accumulated other comprehensive income .......................................           113             98
  Retained earnings (deficit) ..................................................      (345,703)       250,429
  Treasury stock ...............................................................        (7,409)        (7,409)
  ESOP debt ....................................................................       (11,795)       (13,646)
                                                                                   -----------    -----------
          Total stockholders' equity (deficit) .................................      (114,159)       480,629
                                                                                   -----------    -----------
            Total liabilities and stockholders' equity (deficit) ...............   $ 1,241,775    $ 1,338,602
                                                                                   ===========    ===========



                See notes to consolidated financial statements.

            UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                  YEAR ENDED DECEMBER 31,
                                                                         --------------------------------------------
                                                                             1998            1997             1996
                                                                         ------------    ------------    ------------
                                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenues:
  Loan sale gains ....................................................   $    191,383    $    247,022    $    186,653
  Finance income, fees earned and other loan income ..................        128,599         139,029         122,826
  Writedown of Interest-only and residual certificates - net .........       (605,562)             --              --
  Investment income ..................................................         39,509          24,230          13,156
  Other ..............................................................         15,336           8,312           6,070
                                                                         ------------    ------------    ------------
          Total ......................................................       (230,735)        418,593         328,705
                                                                         ------------    ------------    ------------

Expenses:
  Personnel ..........................................................        141,505         120,800          89,724
  Interest ...........................................................         72,710          54,865          36,131
  Advertising ........................................................         48,559          36,490          12,039
  Restructuring ......................................................          6,368              --              --
  Other operating ....................................................        128,823          79,590          55,834
                                                                         ------------    ------------    ------------
          Total ......................................................        397,965         291,745         193,728
                                                                         ------------    ------------    ------------

Income (loss) from continuing operations
   before income taxes ...............................................       (628,700)        126,848         134,977

Provision (benefit) for income taxes .................................        (84,769)         44,661          47,428
                                                                         ------------    ------------    ------------

Income (loss) from continuing operations .............................       (543,931)         82,187          87,549

Loss from discontinued operations:
  Loss from discontinued operations, net of
     income tax expense (benefit) of $(830), $(2,698) and
     $1,021, respectively ............................................         (1,541)         (7,587)         (5,889)
  Loss on disposal, net of income tax benefit of $5,550 ..............        (38,424)             --              --
                                                                         ------------    ------------    ------------
       Total .........................................................        (39,965)         (7,587)         (5,889)
                                                                         ------------    ------------    ------------
Net income (loss) ....................................................   $   (583,896)   $     74,600    $     81,660
                                                                         ------------    ------------    ------------

Comprehensive income, net of tax:
  Unrealized holding gains arising during period .....................             15              51              11
                                                                         ------------    ------------    ------------
  Comprehensive income (loss) ........................................   $   (583,881)   $     74,651    $     81,671
                                                                         ============    ============    ============

Basic earnings (loss) per share:
  (Loss) income from continuing operations ...........................   $     (19.32)   $       2.63    $       2.81
  Loss from discontinued operations ..................................          (1.42)           (.24)           (.19)
                                                                         ------------    ------------    ------------
  Net (loss) income ..................................................   $     (20.74)   $       2.39    $       2.62
                                                                         ============    ============    ============

Diluted earnings (loss) per share:
  (Loss) income from continuing operations ...........................   $     (19.32)   $       2.53    $       2.68
  Loss from discontinued operations ..................................          (1.42)           (.23)           (.18)
                                                                         ------------    ------------    ------------
  Net (loss) income ..................................................   $     (20.74)   $       2.30    $       2.50
                                                                         ============    ============    ============

                 See notes to consolidated financial statements

            UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   YEAR ENDED DECEMBER 31,
                                                                        --------------------------------------------
                                                                            1998            1997          1996
                                                                        -------------  -------------  --------------
                                                                                       (IN THOUSANDS)
Cash flows from continuing operating activities:
  Income (loss) from continuing operations ............................   $ (543,931)   $    82,187    $    87,549
  Adjustments to reconcile income (loss) from continuing operations to net cash used by continuing operating activities:
      Increase in accrued interest receivable and servicer advances ...      (63,365)       (23,822)       (24,543)
      Decrease (increase) in other assets .............................       (1,389)       (12,961)         1,578
      Increase in other liabilities ...................................       79,772         33,826          4,183
      Decrease (increase) in interest-only and residual
        certificates--net .............................................      419,611       (277,642)      (213,205)
      Increase in capitalized mortgage servicing rights ...............      (25,513)       (34,226)       (20,872)
      Amortization of  capitalized mortgage servicing rights ..........       34,125          9,272          2,879
      Investment gains ................................................      (15,511)            --             --
      Loan loss provision on owned loans ..............................       26,924          3,462           (267)
      Amortization and depreciation ...................................        6,779          6,945          4,384
      Deferred income taxes ...........................................      (95,385)        43,796         11,234
      Proceeds from sales and principal collections of loans ..........    3,349,460      2,807,849      2,387,460
      Originations and purchases of loans held for sale ...............   (3,373,670)    (2,875,000)    (2,415,639)
      Decrease (increase) from trading securities .....................           --         17,418        (17,418)
                                                                         -----------    -----------    -----------
        Net cash used by continuing operating activities ..............     (202,093)      (218,896)      (192,677)
                                                                         -----------    -----------    -----------
  Cash flows from investing activities:
    Proceeds from sales of available-for-sale securities ..............       18,985          1,977            413
    Proceeds from maturities of held to maturity  securities ..........        4,236             --             --
    Purchase of available-for-sale securities .........................         (125)        (1,242)            --
    Purchase of held to maturity securities ...........................       (5,837)            --             --
    Proceeds from disposition of insurance subsidiaries ...............           --             --        106,870
    Proceeds from sale of real estate .................................       16,895             --             --
    Capital expenditures ..............................................      (16,633)       (22,573)        (9,129)
                                                                         -----------    -----------    -----------
         Net cash provided (used) by investing activities .............       17,521        (21,838)        98,154
                                                                         -----------    -----------    -----------
  Cash flows from financing activities:
    Proceeds from construction and mortgage loans .....................           --          3,846          3,293
    Payments on construction and mortgage loans .......................           --        (12,612)            --
    Proceeds from senior debt .........................................           --             --         99,300
    Payments on senior and subordinated debt ..........................     (103,000)            --             --
    Proceeds from issuance of subordinated notes ......................           --        146,855             --
    Increase in revolving credit facilities ...........................      633,332        192,550             --
    Increase (decrease) in debt with maturities of three months
      or less .........................................................           --        (47,100)        47,100
    Increase (decrease) in warehouse loan facility ....................       (1,703)       (19,007)         4,351
    Proceeds from ESOP debt ...........................................           --            850          6,350
    Payments on ESOP debt .............................................       (1,516)        (1,517)        (1,179)
    Cash dividends paid ...............................................      (12,235)       (14,750)       (13,897)
    Increase (decrease) in managed cash overdraft .....................      (13,625)        13,625        (27,178)
    Purchases of treasury stock .......................................           --           (629)            --
    Decrease (increase) in unearned ESOP compensation .................        1,851         (2,514)        (5,171)
    Proceeds from exercise of stock options and warrants ..............          113            222          1,551
                                                                         -----------    -----------    -----------
        Net cash provided by financing activities .....................      503,217        259,819        114,520
                                                                         -----------    -----------    -----------
  Net cash flows from discontinued operations .........................      (89,214)       (33,013)       (10,771)
                                                                         -----------    -----------    -----------
  Increase (decrease) in cash and cash equivalents ....................      229,431        (13,928)         9,226
  Cash and cash equivalents at beginning of period ....................          582         14,510          5,284
                                                                         -----------    -----------    -----------
  Cash and cash equivalents at end of period ..........................  $   230,013    $       582    $    14,510
                                                                         ===========    ===========    ===========


                See notes to consolidated financial statements.

           UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                        ACCUMULATED
                                                                           OTHER                    TREASURY       TOTAL
                                                          ADDITIONAL   COMPREHENSIVE    RETAINED    STOCK AND   STOCKHOLDERS
                                  PREFERRED    COMMON      PAID-IN        INCOME        EARNINGS      ESOP         EQUITY
                                                                                       (DEFICIT)                 (DEFICIT)
                                  ----------  ----------  -----------  -------------- ------------ ----------- --------------
                                                                         (IN THOUSANDS)
BALANCE, DECEMBER 31, 1995 .....  $   3,910    $  58,604    $ 179,848    $      37    $ 122,816    $ (12,741)   $ 352,474
Net income .....................                                                         81,660                    81,660
Dividends declared .............                                                        (13,897)                  (13,897)
Increase in ESOP debt ..........                                                                      (5,171)      (5,171)
Common stock options
  exercised ....................                     651        4,002                                               4,653
Release of ESOP shares .........                                  547                                                 547
Mark-to-market adjustment on
  investments ..................                                                11                                     11
                                  ---------    ---------    ---------    ---------    ---------    ---------    ---------
BALANCE, DECEMBER 31, 1996 .....      3,910       59,255      184,397           48      190,579      (17,912)     420,277
Net income .....................                                                         74,600                    74,600
Dividends declared .............                                                        (14,750)                  (14,750)
Increase in ESOP debt ..........                                                                      (2,514)      (2,514)
Common stock options
  exercised ....................                     500        2,928                                               3,428
Treasury shares acquired .......                                                                        (629)        (629)
Release of ESOP shares .........                                  167                                                 167
Preferred stock converted ......       (114)         188          (74)                                                 --
Mark-to-market adjustment on
  investments ..................                                                50                                     50
                                  ---------    ---------    ---------    ---------    ---------    ---------    ---------
BALANCE, DECEMBER 31, 1997 .....      3,796       59,943      187,418           98      250,429      (21,055)     480,629
                                  ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net loss .......................                                                       (583,896)                 (583,896)
Dividends declared .............                                                        (12,236)                  (12,236)
Decrease in ESOP debt ..........                                                                       1,851        1,851
Restricted stock transactions...                     (66)         150                                                  84
Common stock options
  exercised ....................                      35           78                                                 113
Preferred stock converted ......       (481)         794         (313)                                                 --
Release of ESOP shares .........                                 (719)                                               (719)
Mark-to-market adjustment on
  investments ..................                                                15                                     15
                                  ---------    ---------    ---------    ---------    ---------    ---------    ---------
BALANCE, DECEMBER 31, 1998 .....  $   3,315    $  60,706    $ 186,614    $     113    $(345,703)   $ (19,204)   $(114,159)
                                  =========    =========    =========    =========    =========    =========    =========


                See notes to consolidated financial statements.

             UNITED COMPANIES FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1.      ACCOUNTING POLICIES

     1.1 Principles of Consolidation. The consolidated financial statements include the accounts and operations of United Companies Financial Corporation and subsidiaries (the "Company" or "United Companies"), all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     1.2 Loan Accounting. Prior to its disposition or closing of its lending operations, the Company originated and purchased loans (which includes for purposes hereof manufactured housing installment loan and installment sale contracts) for its own portfolio and for sale and/or securitization in the secondary market. Loans held for sale are carried at lower of cost or market.

     1.2(a) Loan Sales. On and prior to December 31, 1998, the Company sold substantially all loans which it originated or purchased as asset-backed securities and, prior to the 1998 fourth quarter securitization transaction, generally retained the servicing rights on loans sold. The Company has closed or sold all of its loan origination operations. See Note 2. Under the sales/servicing agreements, the buyer receives the principal collected on the loan and an agreed upon rate of return on the outstanding principal balance, the Company retains the excess of the interest at the contractual rate over the sum of the rate paid to the buyer (the "pass-through" rate), a normal servicing fee, and, where applicable, the trustee fee and surety bond fee. At the time of sale, the Company allocated a portion of its basis in the loans to mortgage servicing rights which is recorded as an asset (Capitalized mortgage servicing rights), recorded as an asset the fair value of the excess interest retained by it (Interest-only and residual certificates), made a provision for an allowance for losses on the loans sold, and recognized the resulting loan sale gain as revenue. The fair value of the Company's Interest-only and residual certificates, which is net of the allowance for loan losses, was determined at the time of sale by the Company by computing the present value of the cash flows of the excess interest retained by the Company expected to be received by it (using the expected dates that such interest is to be released from the related reserve accounts), discounted at an interest rate that the Company believed an unaffiliated third-party purchaser would require as a rate of return on a financial instrument comprised of such cash flows. These amounts were calculated using prepayment, default and loss severity assumptions based on the actual experience of the Company's serviced portfolio for home equity loans and comparable industry prepayment statistics for manufactured housing contracts. On a quarterly basis, the Company reviews the fair value of the Interest-only and residual certificates by analyzing its prepayment and other assumptions in relation to its actual experience, and, if necessary, adjusts the carrying value of the Interest-only and residual certificates to such fair value through a charge or credit to earnings. See Note 3 for a discussion of the revised assumptions utilized by the Company as a result of such review and analysis, and the consequent writedown to the carrying value of the Interest-only and residual certificates, as of December 31, 1998. These assumptions, revised as of a quarter end, are utilized by the Company in calculating loan sale gain for home equity loans and manufactured housing contracts sold during the quarter then ended.

     1.2(b) Nonrefundable Loan Fees. Loan origination fees and incremental direct costs associated with loan originations are deferred and recognized over the lives of the loans as an adjustment to yield, using the interest method. Unamortized costs and fees are recognized upon sale of the loan or related asset-backed securities to third parties.

     1.2(c) Loan Servicing. On and prior to September 30, 1998, the Company generally retained the right to service loans it originated or purchased and subsequently sold or securitized in the secondary market. The Company did not retain the servicing on its 1998 fourth quarter securitization transaction. Fees for servicing loans are generally based on a stipulated percentage of the outstanding principal balance of such loans. The Company recognizes, as separate assets, rights to service loans for others that have been acquired through either the purchase or origination of such loans. The implementation by the Company of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 125") on January 1, 1997, did not have a material impact on the Company's calculation of mortgage servicing rights.

     1.2(d) Allowance for Loan Losses. The Company's loan sale agreements for home equity loans generally provide for the subordination to a limited extent of cash in reserve accounts and excess interest spread retained relating to the loans sold. The subordination relates to credit losses which may occur after the sale of the loans and continues until the earlier of the payment in full of the loans or the termination of the agreement pursuant to which the loans were sold. In connection with the securitization of home equity loans and sale of the asset-backed certificates backed by such loans, the excess interest retained by the Company is generally subordinated to a limited extent to the sold certificates and used to fund a reserve account, thereby providing additional credit enhancement to the holders of the certificates. In connection with the securitization of manufactured housing contracts and sale of asset-backed certificates backed by such contracts, a senior/subordinated structure was generally utilized in which credit enhancement is provided to the senior certificates by the subordinated certificates. A senior/subordinated structure was utilized by the Company in its 1998 fourth quarter home equity securitization transaction. The senior/subordinated structure does not utilize a reserve account. The 1998 fourth quarter securitization transaction, along with two earlier 1998 home equity loan securitization transactions which have no reserve accounts and one of the 1997 home equity loan securitization transactions which has a reserve account, provides for an "overcollateralization" feature whereby the excess interest spread retained by the Company, net of the portion thereof used to cover losses on the securitized loans, is applied against the principal balance of the asset-backed certificates backed by such loans. This application, in the absence of losses, accelerates the amortization of the principal balance of the asset-backed certificates relative to the amortization of the loans backing such certificates, so that the principal balance of the loans will exceed the principal balance of the certificates. This application, which is a part of the credit enhancement provided in these securitization transactions, continues until the level of overcollateralization equals the amount specified in the related loan sale agreement, at which time such application ceases unless necessary to maintain the level of overcollateralization at its required level. Regardless of the structure of the loan sale transaction, the Company estimates the amount of future losses under the loan sale agreements and provides a reserve for such losses in determining the amount of gain recorded at the time of the sale and the subsequent carrying value of the Interest-only and residual certificates.

             The Company provides for estimated loan losses on loans owned by the Company by establishing an allowance for loan losses through a charge to earnings. The Company conducts periodic reviews of the quality of the loan portfolio and estimates the risk of loss based upon historical loss experience, prevailing economic conditions, estimated collateral value and such other factors which, in management's judgment, are relevant in estimating the adequacy of the Company's allowance for loan losses. While management uses the best information available in conducting its evaluation, future adjustments to the allowance may be necessary if there are significant changes in historical loss experience, economic conditions, collateral value or other elements used in conducting the review.

     1.2(e) Other. Loans are placed on a nonaccrual status when they are past due 150 days.

     1.2(f) Property Acquired in Satisfaction of Debt. The Company records properties received in settlement of loans ("real estate owned") at the lower of their market value less estimated costs to sell ("market") or the outstanding loan amount plus accrued interest ("cost"). The Company accomplishes this by providing a specific reserve, on a property by property basis, for the difference between market and cost. Market value is generally determined by property valuations performed either by Company personnel or independent appraisers. The related adjustments are included in the Company's provision for loan losses.

     1.3 Investment securities. In accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", the Company classifies securities in one of three categories: "held-to-maturity", "available-for-sale" or "trading". Securities classified as held-to-maturity are carried at amortized cost, whereas securities classified as trading or available-for-sale are recorded at fair value. The adjustment, net of applicable income taxes, for securities classified as available-for-sale is recorded in "Accumulated other comprehensive income" and is included in Stockholders' equity on the consolidated balance sheets and the adjustment for securities classified as trading is recorded in "Investment income" in the consolidated statements of operations. At December 31, 1997, the Company's investment securities primarily consisted of an investment in a limited partnership which was sold in 1998.

     1.4 Property. Property is stated at cost less accumulated depreciation. Depreciation is computed on the straight-line and accelerated methods over the estimated useful lives of the assets.

     1.5 Income Taxes. The Company and its subsidiaries file a consolidated federal income tax return. The Company allocates to its subsidiaries their proportionate share of the consolidated tax liability under a tax allocation agreement whereby each affiliate's federal income tax provision is computed on a separate return basis. Deferred income taxes are provided for the effect of revenues and expenses which are reported in different periods for financial reporting purposes than for tax purposes. Such differences result primarily from providing for loan losses, loan income, loan sale gains and depreciation.

     1.6 Cash Equivalents. For purposes of the Statements of Cash Flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 1998, cash equivalents totaled $192 million primarily with an interest rate of 4.25% per annum.

     1.7 Accounting Standards. In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 125"). SFAS No. 125 focuses on control of the financial asset and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 provides certain conditions that must be met to determine that control of the financial asset has been surrendered. SFAS No. 125 requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold and the retained interests, if any, based on their relative fair values at the date of transfer. The Company implemented SFAS No. 125 on January 1, 1997. As a result of the implementation of SFAS No. 125, net income for 1997 was increased by $4.5 million or $.14 per share on a diluted basis.

             In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits -- an amendment of FASB Statements Nos. 87, 88 and 106" ("SFAS No. 132"), which is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 establishes standards for disclosures about pension and other postretirement benefit plans and does not change the current methods of measurement or recognition of those plans. The adoption of this standard did not have a material impact on the Company's financial statement presentation and related disclosures.

             In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize, at fair value, all derivatives as either assets or liabilities. The accounting for changes in the fair value of a derivative is dependent upon the intended use of the derivative. SFAS No. 133 is effective for all periods beginning after June 15, 2000. Earlier application of the provisions of SFAS No. 133 is encouraged, but is permitted only as of the beginning of any quarter that begins after issuance of the Statement. Retroactive application is not allowed. The Company is reviewing the provisions of this pronouncement but has not yet determined the effect of its implementation on the Company's financial condition or results of operations.

             In October 1998, the FASB issued Statement of Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" ("SFAS No. 134"), which is effective for the first fiscal quarter beginning after December 15, 1998. Early application is encouraged and is permitted as of the issuance of the Statement. SFAS No. 134 requires that, after the securitization of mortgage loans held for sale, any retained investment in the related mortgage-backed securities be classified in accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", based on the entity's ability and intent to sell or hold the investment. Prior to SFAS No. 134, the Company was required to classify its retained interests as a trading security even though it had no intent to dispose of the security. Upon adoption, the Company intends to classify its Interest-only and residual certificates as "available-for-sale" and subsequent adjustments in carrying value will result in such adjustments being made in Stockholders' equity (deficit) on the Company's consolidated balance sheets and will be reflected as a component of Comprehensive income (loss) on the Company's consolidated statements of operations. However, other than temporary declines in values, the effects of changes in any assumptions would still have to be recognized in income immediately. Securities subject to substantial prepayment risk, such as the Interest-only and residual certificates, cannot be classified as held-to-maturity. The Company is reviewing the provisions of this pronouncement but has not yet determined the effect of its implementation on the Company's financial condition or results of operations.

     1.8 Financial Instruments. The Company from time to time entered into interest rate hedge mechanisms to manage its exposure to interest rate changes in connection with the securitization and sale of its loans. The Company closed out the hedge position to coincide with the related loan sale and securitization transactions and recognized the results of the hedge transaction in determining the amount of the related loan sale gain. The Company did not have any open hedge positions at December 31, 1998 or 1997 other than the interest rate caps discussed in the next paragraph.

             The hybrid loan product originated by the Company was securitized using floating rate certificates with rates based on the one-month London interbank offered rate ("LIBOR"). To hedge the interest rate exposure during the fixed rate period of these loans, the Company purchased in 1998 floating interest rate caps, also based on one-month LIBOR, in the aggregate notional amount of $2.6 billion which limited the exposure to rising interest rates. Each reporting period, the Company marks-to-market the value of these hedges. At December 31, 1998 the fair market value of the Company's interest rate caps was approximately $4.8 million. In February 1999, a $1.6 billion notional amount interest rate cap owned by the Company was sold for $3.2 million resulting in a loss of approximately $1.0 million, leaving at July 31, 1999, approximately $560 million of the Company's hybrid loan portfolio protected and the remaining $863 million unprotected.

     1.9 Basic and Diluted Earnings (Loss) Per Common Share. Basic earnings
(loss) per share ("EPS") excludes dilution and is computed by dividing earnings by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings (loss) of the entity.

     1.10 Reclassifications. Certain prior year amounts have been reclassified to conform with the current year presentation. Such reclassifications had no effect on net income.

     1.11 Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. SUBSEQUENT EVENTS-PROCEEDINGS UNDER CHAPTER 11.

     On March 1, 1999, the Company and 11 of its wholly-owned subsidiaries (collectively, the "Debtors") filed petitions for reorganization under Chapter 11 of Title 11 of the United States Code ("the Bankruptcy Code"). The petitions were filed in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") under case numbers 1119900451-461(the "Chapter 11 Cases"). The Chapter 11 Cases have been procedurally consolidated for administrative purposes. The Debtors continue to manage their affairs and operate their businesses as debtors-in-possession while the Chapter 11 Cases are pending. As debtors-in-possession, the Debtors may not engage in transactions outside of the ordinary course of business without approval, after notice and hearing, of the Bankruptcy Court. As part of the Chapter 11 Cases, the Debtors intend to develop a plan or plans of reorganization that will restructure their respective liabilities. Such plans will be subject to the approval of the Bankruptcy Court in accordance with Section 1129 of the Bankruptcy Code.


             Generally, actions to enforce or otherwise effect repayment of all prepetition liabilities as well as all pending litigation against the Debtors are stayed while the Debtors continue their business operations as debtors-in-possession. Schedules have been filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the filing date as reflected in the Debtors' accounting records. Differences between amounts reflected in such schedules and claims filed by creditors will be investigated and amicably resolved or adjudicated before the Bankruptcy Court or such other court, tribunal or board of competent jurisdiction. The ultimate amount and settlement terms for such liabilities are subject to a plan or plans of reorganization, and accordingly, are not presently determinable.

             Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other executory pre-petition contracts, subject to Bankruptcy Court review. The Company cannot presently determine or reasonably estimate the ultimate liability that may result from rejecting leases or from the filing of claims for any rejected contracts, and no provisions have been made for these items in the accompanying consolidated financial statements of the Company.

             Subsequent to the filing of the Chapter 11 Cases, the Debtors entered into a Post Petition Loan and Security Agreement (the "Loan Agreement") with Greenwich Capital Financial Products, Inc. and The CIT Group/Business Credit, Inc. and a Post Petition Whole Loan Purchase Facility (the "Purchase Facility") with Greenwich Capital Financial Products, Inc. to provide secured debtor-in-possession financing. The Loan Agreement provides for borrowings, on a revolving basis, dependent upon the Debtors' level of inventory of mortgage loans and initially was established at $150 million with provisions to increase the maximum amount to $300 million, with Bankruptcy Court approval. The Purchase Facility provides for a commitment to purchase up to $500 million of qualifying loans. The Purchase Facility was initially approved up to $75 million with provisions to increase the maximum limit to $500 million at a later date. In May, 1999, the Bankruptcy Court issued a final order confirming the debtor-in-possession financing at the interim aggregate level of $225 million, of which $150 million was available under the Loan Agreement and $75 million was available under the Purchase Facility. At July 31, 1999, the Debtors had $10.5 million outstanding under the Loan Agreement.

             On March 22, 1999, the Company announced that it would close its GINGER MAE subsidiary after efforts to sell that business were unsuccessful. As of July 31, 1999, the closure of this unit, as well as the previously announced closure of its correspondent (Unicor) and manufactured housing (United Companies Funding) lending units, had been completed.

           The Company also announced on March 22, 1999 its decision to market for sale its home equity loan retail lending platform. On April 16, 1999, the Company announced that it had accepted a bid from Aegis Mortgage Corporation ("Aegis") to purchase 127 retail branches, subject to Bankruptcy Court approval. The Company also announced that it would close its remaining retail loan origination branches, thereby exiting all loan origination channels. On April 26, 1999, the Company and certain of its affiliates (the "Sellers") entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Aegis and Cerberus Partners, L.P., whereby the Sellers agreed to sell to Aegis certain assets of their loan origination business for a purchase price of (i) $3,000,000, plus (ii) certain agreed upon expenses incurred during the month of May, 1999 equal to $7,300,000. The assets sold under the Asset Purchase Agreement included (i) loans originated by the Sellers prior to the closing date which had not been funded and closed as of such date, (ii) all rights of the Sellers under certain of the various contracts and leases relating to the loan origination business, (iii) certain of the computer software relating to such business, and (iv) the UC Lending(R) tradename. By order dated May 11, 1999, the Bankruptcy Court approved the sale pursuant to the terms of the Asset Purchase Agreement. The Aegis transaction closed on June 1, 1999. The net assets and resulting loss relating to this sale were not material to the consolidated financial statements of the Company.

             The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles which contemplate a going concern basis of accounting and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's recent losses from operations and the related Chapter 11 Cases raise substantial doubt about the Company's ability to continue as a going concern. The appropriateness of using the going concern basis is dependent upon, among other things, (i) the Company's ability to comply with the debtor-in-possession financing agreements approved by the Bankruptcy Court, (ii) confirmation of a plan of reorganization under the Bankruptcy Code, (iii) the Company's ability to achieve profitable operations after such confirmation, (iv) the Company's ability to retain the servicing of its securitized home equity loans and manufactured housing contracts (see Note 14), and (v) the Company's ability to generate sufficient cash from operations to meet its obligations.

             A plan or plans of reorganization could materially change the amounts currently recorded in the financial statements. The financial statements do not give effect to any adjustment to the carrying value of assets or amounts and classifications of liabilities that might be necessary as a result of the Chapter 11 Cases.

3.   INTEREST-ONLY AND RESIDUAL CERTIFICATES -- NET

     On and prior to December 31, 1998, the Company sold substantially all of the loans it originated as asset-backed securities and generally retained the servicing rights on loans sold. In its securitization transactions, the Company received, in addition to cash proceeds, Interest-only and residual certificates created as a result of such securitizations. In addition, the Company also recognized as an asset the capitalized value of mortgage servicing rights. These assets constitute a substantial portion of the Company's total assets and loan sale gains resulting from securitizations represent the largest component of the Company's revenues.

     Realization of the value of these Interest-only and residual certificates and Capitalized mortgage servicing rights in cash is subject to the prepayment and loss characteristics of the underlying loans and to the timing and ultimate stream of cash flows associated with such loans. In its determination of the fair value of the Interest-only and residual certificates at the time of the sale of the loans, the Company used prepayment, default and loss severity assumptions based on the actual experience of the Company's serviced portfolio for home equity loans, expected future performance, and comparable industry prepayment statistics for manufactured housing contracts. On a quarterly basis, the Company reviews the fair value of the Interest-only and residual certificates by analyzing its prepayment and other assumptions in relation to its actual experience, and, if necessary, adjusts the carrying value of the Interest-only and residual certificates to such value through a charge or credit to earnings. The assumptions utilized by the Company as a result of such review and analysis, and the consequent writedown to the carrying value of the Interest-only and residual certificates, as of December 31, 1998, are described below in this Note 3.

     The Company was unable, during and subsequent to the fourth quarter of 1998, to reach a satisfactory restructuring of its $850 million unsecured credit facility, which was a factor in the Company's ability to accomplish its restructuring plan. In addition, in December 1998, the Company used a senior/subordinate structure for its home equity loan securitization transaction as it was unable to utilize, on acceptable terms, a structure in which the publicly sold asset-backed securities are insured by a third-party certificate insurer. In addition, the servicing for this securitization transaction was not retained by the Company because acceptable terms for such retention were unavailable. These factors, the repercussions affecting the "subprime" industry in general, the bankruptcy filing discussed in Note 2, and the other factors discussed herein were considered by the Company in its review and analysis, and in the revisions made by it to its assumptions as of December 31, 1998, as discussed in the following paragraphs.

     The following prepayment assumptions were used by the Company as of December 31, 1998, in the valuation of its Interest-only and residual certificates:

     o A life-to-date prepayment speed (i.e., an average lifetime prepayment speed) of 30.1%, based on a seasoning curve, for the Company's fixed rate loan products. The curve begins at 4% in month one, increases to 34% in month fifteen and stays constant until month 26, ramps down to 30% in month 44 and remains constant at this rate until maturity. At December 31, 1998, the Company had $3.7 billion in fixed rate home equity loans in its servicing portfolio.

     o A life-to-date prepayment speed of 33.3%, based on a seasoning curve, for the Company's adjustable rate loan products ("ARMs"). The curve begins at 14% in month one, peaks at 39% in month twelve, decreases to 38% in month 16 and remains at this rate until month 36, ramps down to 30% in month 44 and remains constant at this rate until maturity. At December 31, 1998, the Company had $0.9 billion in ARMs in its servicing portfolio.

     o Generally a life-to-date prepayment speed of 30.5%, based on a seasoning curve, for the Company's hybrid loan products, i.e., loan products that have coupon rates fixed for two or three years and that become adjustable thereafter. The curve begins at 4% in month one, ramps to 35% in month fifteen and stays constant until month 20, ramps down to 30% in month 44 and remains constant at this rate until maturity. At December 31, 1998, the Company had $1.8 billion in hybrid loans in its servicing portfolio, of which $1.5 billion originally had rates fixed for three years.

     The following prepayment assumptions were used by the Company as of December 31, 1997, in the valuation of its Interest-only and residual certificates:

     o A life-to-date prepayment speed of 24%, based on a seasoning curve , for the Company's fixed rate loan products. The curve begins at 9% in month one, increases to 27% in month twelve, increases to 30% in month 20 and stays constant until month 36, ramps down to 17% in month 53 and remains constant at this rate until maturity. At December 31, 1997, the Company had $3.2 billion in fixed rate home equity loans in its servicing portfolio.

     o A life-to-date prepayment speed of 28%, based on a seasoning curve, for the Company's ARMs. The curve begins at 14% in month one, reaches 32% by month 12, increases to 34% in month 18 and stays constant until month 28 when it declines to 33% and remains at this rate until month 48, then ramps down to 17% in month 56 and remains at 17% until maturity. At December 31, 1997, the Company had $1.1 billion in ARMs in its servicing portfolio.

     o Generally, a life-to-date prepayment speed of 24%, based on a seasoning curve, for the Company's hybrid loan products. The curve begins at 4% in month one, increases to 22% in month 12, continues to increase to 30% in month 30 and stays constant until month 40, ramps down to 20% by month 56 and remains constant at this rate until maturity. At December 31, 1997, the Company had $1.0 billion in hybrid loans in its servicing portfolio, of which $644 million had rates fixed for three years.


     The other assumptions used by the Company in its valuation of its home equity loan Interest-only and residual certificates as of December 31, 1998 were as follows: the Company used an effective discount rate assumption of approximately 22% on cash flows (net of the related allowance for loan losses) from its home equity loan securitization transactions expected to be received by the Company, including certain cash in the related reserve accounts. The Company used projected cumulative undiscounted losses of approximately 770 basis points for all its home equity loan products.

     The other assumptions used by the Company in its valuation of its home equity loan Interest-only and residual certificates as of December 31, 1997, were as follows: the Company used an effective discount rate assumption of approximately 9% on cash flows (net of the related allowance for loan losses) from its home equity loan securitization transactions expected to be received by the Company, including certain cash in the related reserve accounts. The Company used projected cumulative undiscounted losses of approximately 250 basis points for its fixed rate home equity loan products and 200 basis points for its ARMs and hybrid home equity loan products.

     The following information describes the assumptions used by the Company as of December 31, 1998, in the valuation of its manufactured housing product Interest-only and residual certificates:

     At December 31, 1998, the Company maintained its prepayment and loan loss assumptions while increasing the discount rate assumption. The prepayment assumption used by the Company assumed a life-to-date prepayment speed of 8.7%, based on a seasoning curve that begins at 5.55% in month one, ramps up to 9.0% by month 24 and remains constant at 9.0% until maturity. At December 31, 1998 the Company had $721 million of manufactured housing loans in its servicing portfolio. The effective discount rate assumption used by the Company was increased from approximately 12% at December 31, 1997, to 18% at December 31, 1998 based on cash flows (net of the related allowance for loan losses) expected to be received by the Company from its manufactured housing product securitization transactions. The Company used projected cumulative undiscounted losses of approximately 685 basis points for all its manufactured housing products.

     A summary analysis of the changes in the Company's Interest-only and residual certificates, net of the allowance for loan losses, for the indicated periods is as follows:


                                                                       YEAR ENDED DECEMBER 31,
                                                                    ----------------------------
                                                                        1998             1997
                                                                    ------------    ------------
                                                                            (in thousands)


Balance, beginning of year ......................................   $    882,116    $    604,474
Interest-only and residual certificates on loans sold ...........        345,530         355,743
Net increase in allowance for losses on loans sold(1) ...........       (100,270)        (33,462)
Net increase in required levels of reserve accounts and
     overcollateralization ......................................        173,570         138,070
Writedown on Interest-only and  residual certificates-net .......       (605,562)             --
Amortization of Interest-only and residual certificates .........       (232,880)       (182,709)
                                                                    ------------    ------------
Balance, December 31 ............................................   $    462,504    $    882,116
                                                                    ============    ============


(1)  Excludes amount of writedown set forth in this table

     The following schedule sets forth the components of the Interest-only and residual certificates owned by the Company at the indicated dates, which are recorded at fair value:


                                                                     DECEMBER 31,
                                                            ----------------------------
                                                                1998            1997
                                                            ------------    ------------
                                                                    (in thousands)

Certificated interests ..................................   $    405,385    $    599,426
Reserve accounts and overcollateralization levels (1) ...        562,823         389,253
Allowance for losses on loans serviced ..................       (505,704)       (106,563)
                                                            ------------    ------------
     Total ..............................................   $    462,504    $    882,116
                                                            ============    ============


     (1) At December 31, 1998 and 1997, includes $500.3 million and $383.0 million, respectively, in temporary investment-reserve accounts and $62.5 million and $6.3 million, respectively, in overcollateralization levels.

     During the fourth quarter of 1998, the Company recorded a $605.6 million writedown to the valuation of its Interest-only and residual certificates, net of the allowance for loan losses. The writedown resulted from a $306.7 million negative adjustment to the Interest-only and residual certificates and a $298.9 million increase to the allowance for loan losses. The writedown to the Interest-only and residual certificates, net of the allowance for loan losses, consisted of (1) $160.8 million from an increase in the effective discount rate assumptions applied by it to expected future cash releases from the securitization trusts; (2) $338.3 million from an increase in its estimated cumulative credit loss rate; (3) $69.5 million from increasing its prepayment speed assumptions; (4) $20.0 million from the estimated impact of delinquency triggers in the related securitization trusts which require increased levels of reserve accounts and overcollateralization under specified circumstances; and
(5) $17.0 million from marking certain subordinated certificates retained by the Company in securitization transactions to estimated market value.

     The Company raised its discount rate assumption at December 31, 1998 as described above to reflect, in addition to the other factors described herein, market expectations for a higher rate of return in this asset class and the effect of the distressed state of the Company. Additionally, the Company raised its estimate as of December 31, 1998, of the cumulative undiscounted credit loss assumption on all home equity loan products as described above to reflect, in addition to such other factors, anticipated increased loss severity, higher out of pocket costs of disposal of repossessed properties and deteriorating delinquency in the portfolio of loans serviced.

     A modest change in the prepayment speed, credit loss and discount rate assumptions used by the Company in the valuation of its Interest-only and residual certificates can have a relatively large impact on the fair value of this asset. The table below illustrates the impact of a positive or negative change in a single assumption used by the Company to determine the fair value of the related Interest-only and residual certificates while keeping the absolute value of the other two assumptions constant. The impact of changes in the assumptions is not linear. As of December 31, 1998, changes in the assumptions would have approximately the following impact on the fair value of this asset:



                ASSUMPTION                             CHANGE                 FAIR VALUE IMPACT
                ----------                             ------                 -----------------

Life-to-date prepayment speed                     +100 basis points             $(10 million)
Life-to-date prepayment speed                     -100 basis points             $ 10 million
Cumulative undiscounted losses                    + 10 basis points             $ (7 million)
Cumulative undiscounted losses                    - 10 basis points             $  7 million
Discount rate                                     +100 basis points             $ (6 million)
Discount rate                                     -100 basis points             $  6 million


     The following table reflects the composition of finance income, fees earned and other loan income for the periods indicated:


                                                                    YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------
                                                             1998            1997            1996
                                                         ------------    ------------    ------------
                                                                       (IN THOUSANDS)



Servicing fees and excess interest collected .........   $    268,568    $    193,369    $    134,668
Loan origination fees ................................        145,191         110,348          83,932
Loan interest ........................................         40,504          23,579          19,868
Other loan income ....................................          5,171          13,229           9,621
Amortization of Interest-only and
   residual certificates .............................       (232,880)       (182,709)       (127,602)
Amortization of Capitalized mortgage
   servicing rights ..................................        (34,125)         (9,272)         (2,879)
Additional provision for losses on serviced loans ....        (63,830)         (9,515)          5,218
                                                         ------------    ------------    ------------
          Total ......................................   $    128,599    $    139,029    $    122,826
                                                         ============    ============    ============

4.   LOANS -- NET

     4.1 Loans Owned. The following schedule sets forth the components of Loans owned by the Company at December 31, 1998 and 1997:


                                                             DECEMBER 31,
                                                     ----------------------------
                                                         1998            1997
                                                     ------------    ------------
                                                             (IN THOUSANDS)

Loans held for sale ..............................   $    120,245    $    120,316
Other loans ......................................         97,030          50,200
                                                     ------------    ------------
           Total .................................        217,275         170,516

Real estate owned:
     Home equity .................................          4,482           6,365
     Commercial and other ........................          1,886           3,173
Nonrefundable loan fees ..........................         (4,896)         (2,760)
Other ............................................         (1,148)         (1,396)
                                                     ------------    ------------
           Total .................................        217,599         175,898
                                                     ------------    ------------

Less:
     Allowance for loan losses ...................        (26,317)         (3,691)
                                                     ------------    ------------
                                                     $    191,282    $    172,207
                                                     ============    ============


         Included in Other loans at December 31, 1998 and 1997 were nonaccrual loans totaling $17.0 million and $10.1 million, respectively.

     4.2 Loans Serviced. The following table sets forth the loans serviced by the Company for third parties at December 31, 1998 and 1997, by type of loan. The serviced portfolio at December 31, 1998 includes approximately $697.5 million of loans sold on a servicing released basis in the fourth quarter of 1998 on which the servicing was transferred in the first quarter of 1999. Substantially all of these loans were originated by the Company:


                                                   DECEMBER 31,
                                           ---------------------------
                                               1998            1997
                                           ------------   ------------
                                                  (IN THOUSANDS)

Home equity ............................   $  6,352,920   $  5,353,429
Manufactured housing contracts (1) .....        720,522        295,012
Other ..................................         22,657         33,319
                                           ------------   ------------
          Total ........................   $  7,096,099   $  5,681,760
                                           ============   ============


        (1) At December 31, 1997, approximately $135.9 million land-and-home contracts were included in home equity loans that are classified as manufactured housing contracts at December 31, 1998.

     4.3 Loan Loss Allowances. The Company provides an estimate for future credit losses in an Allowance for loan losses for loans owned by the Company and for loans serviced for others. These allowance accounts are deducted in the Company's balance sheet from the asset to which they apply.


                                                                     YEAR ENDED DECEMBER 31, 1998
                                                          --------------------------------------------
                                                              OWNED           SERVICED        TOTAL
                                                          ------------    ------------    ------------
                                                                           (IN THOUSANDS)


Allowance for loan losses, beginning of period ........   $      3,691    $    106,563    $    110,254
Provision for loan losses .............................          4,369         150,016         154,385
Additional provision for loan losses - valuation
       adjustment .....................................         22,555         298,871         321,426
Net loans charged off (1) .............................         (4,298)        (49,746)        (54,044)
                                                          ------------    ------------    ------------
Allowance for loan losses, end of period ..............   $     26,317    $    505,704    $    532,021
                                                          ============    ============    ============



                                                                  YEAR ENDED DECEMBER 31, 1997
                                                         ------------    ------------    ------------
                                                             OWNED          SERVICED         TOTAL
                                                         ------------    ------------    ------------
                                                                         (IN THOUSANDS)


Allowance for loan losses, beginning of period .......   $      4,141    $     73,102    $     77,243
Provision for loan losses ............................          3,955          62,804          66,759
Net loans charged off (1) ............................         (4,405)        (29,343)        (33,748)
                                                         ------------    ------------    ------------
Allowance for loan losses, end of period .............   $      3,691    $    106,563    $    110,254
                                                         ============    ============    ============

             (1) Excludes accrued interest

             As of December 31, 1998, approximately $6.3 billion of home equity loans sold were serviced under agreements substantially all of which provide for the subordination of cash and excess interest spread owned by the Company for credit losses. The maximum recourse associated with sales of home equity loans according to the terms of the loan sales agreements was approximately $1.6 billion at December 31, 1998, substantially all of which relates to the subordinated cash and excess interest spread. The Company's estimate of its losses on home equity loans, based on historical loan loss experience, was approximately $476.9 million at December 31, 1998 and is recorded in the Company's allowance for loan losses on serviced loans. In addition, at December 31, 1998, the maximum recourse associated with the sale of approximately $721 million of manufactured housing contracts in securitization transactions according to the related contract sale agreements was approximately $67 million. The Company's estimate of its losses on these contracts, based on industry loss statistics, was approximately $28.8 million and is also recorded in the Company's allowance for loan losses on serviced loans. The allowance for loan losses on serviced loans is reflected as a reduction in the Company's Interest-only and residual certificates (See Note 3). Should credit losses on loans sold with limited recourse, or subordination of cash and excess interest spread owned by the Company, materially exceed the Company's estimate for such losses, such consequence will have a material adverse impact on the Company's operations.

     4.4 Concentration of Credit Risk. The Company's serviced portfolio is geographically diversified. Although the Company serviced mortgage loans in 50 states and the District of Columbia, at December 31, 1998, a substantial portion of home equity loans serviced were originated or acquired in California (9.3%), Louisiana (7.8%), Florida (6.6%), Ohio (6.3%) and North Carolina (5.3%), respectively, and no other state accounted for more than 4.7% of the serviced portfolio. The portfolio of manufactured housing contracts serviced were originated primarily in South Carolina (15.6%), Texas (13.6%), and North Carolina (12.8%). The risk inherent in such concentrations is dependent not only upon regional and general economic stability which affects property values, but also the financial well-being and creditworthiness of the borrower.

     4.5 Commitments. The Company used a prefunding feature in connection with its loan securitization transactions. At December 31, 1998 approximately $52 million was held in a prefunding account for the purchase of the Company's loans during the first quarter of 1999. Such loans were delivered in February, 1999.

5.   PROPERTY -- NET

     Property is summarized as follows as of the indicated dates:


                                                  DECEMBER 31,
                                           ----------------------------
                                               1998            1997
                                           ------------    ------------
                                                  (IN THOUSANDS)

Land and buildings .....................   $     23,911    $     41,442
Furniture, fixtures and equipment ......         37,515          34,926
                                           ------------    ------------
          Total ........................         61,426          76,368
Less accumulated depreciation ..........        (15,543)        (14,318)
                                           ------------    ------------
          Total ........................   $     45,883    $     62,050
                                           ============    ============


     During 1998, the Company sold real estate investment property with a carrying value of $24.3 million and recognized a $8.3 million gain on the sale of these assets.

     Rental expense on operating leases, including real estate, computer equipment and automobiles, totaled $13.5 million, $11.8 million and $9.3 million during 1998, 1997 and 1996, respectively. Minimum annual commitments at December 31, 1998 under operating leases that are noncancellable, except those that may be rejected in the Chapter 11 Cases (see Note 2), are as follows (in thousands):


1999....................................................  $       11,397
2000....................................................           8,709
2001....................................................           5,470
2002....................................................           2,683
2003....................................................           1,138
                                                          --------------
          Total.........................................  $       29,397
                                                          ==============

6.   CAPITALIZED MORTGAGE SERVICING RIGHTS

     The following table summarizes the activity in Capitalized mortgage servicing rights for 1998 and 1997:



                                         YEAR ENDED DECEMBER 31,
                                      ----------------------------
                                          1998            1997
                                      ------------    ------------
                                             (IN THOUSANDS)


Balance, beginning of year ........   $     48,760    $     23,806
Capitalized amount ................         25,513          34,226
Amortization ......................        (34,125)         (9,272)
                                      ------------    ------------
Balance, end of year ..............   $     40,148    $     48,760
                                      ============    ============


     Amortization in the year ended December 31, 1998 includes the impact of the increase in the assumed prepayment speeds and the estimated costs of servicing loans in the future.

     See Note 14 for a discussion of the contingencies relating to the Company's servicing activities.

7.   NOTES PAYABLE

     Notes payable consisted of the following at the dates indicated:


                                                                      DECEMBER 31,
                                                               ---------------------------
                                                                   1998           1997
                                                               ------------   ------------
                                                                    (IN THOUSANDS)


Senior debt:
     7% Senior unsecured notes due July, 1998 ..............   $         --   $    100,000
     9.35% Senior unsecured notes due November, 1999 .......        125,000        125,000
     7.7% Senior unsecured  notes due January, 2004 ........        100,000        100,000
     Revolving credit facility .............................        825,882        192,550
     Warehouse facilities ..................................          2,962          4,665
     ESOP debt .............................................          8,950         10,466
                                                               ------------   ------------
             Total senior debt .............................      1,062,794        532,681
                                                               ------------   ------------
Subordinated debt:
     8.375% Subordinated unsecured notes due July, 2005 ....        149,231        149,145
     Subordinated debentures ...............................          7,000         10,000
                                                               ------------   ------------
          Total ............................................   $  1,219,025   $    691,826
                                                               ============   ============


     At December 31, 1998 (based on computations completed thereafter), the Company was not in compliance with certain of the financial covenants relating to its debt and, having not cured such non-compliance within the applicable cure periods, is in default thereunder.

     In April 1997, the Company entered into an $800 million senior unsecured revolving credit facility (the "Credit Facility") syndicated with a total of 22 participating lenders and, in July 1998, the Credit Facility was increased to $850 million. The Company used a portion of the proceeds from this three-year credit facility to refinance existing debt and used the remaining proceeds for general corporate purposes, including interim funding of loan originations. A portion of the amount available under the Credit Facility could be used to have letters of credit issued for the Company's account. The Company deposited letters of credit in lieu of depositing cash in the related reserve accounts in certain securitization transactions. As of December 31, 1998, the aggregate principal amount of loans outstanding under the Credit Facility was $826 million and letters of credit in the maximum amount of approximately $24 million, deposited in lieu of cash in the related reserve accounts, were issued under the Credit Facility for the Company's account. As a result, at December 31, 1998, the commitment under the Credit Facility was fully utilized. The amount of these letters of credit outstanding as of December 31, 1997 and 1998, respectively, are not included in Notes payable. However, to the extent there may be a draw in the future on the letters of credit, the amount of such draw will increase Notes payable under "Revolving credit facility".

     On February 3, 1999, the Company announced that it was experiencing difficulties in generating the liquidity necessary to maintain home equity loan production at levels contemplated by its previously announced restructuring plan. As a result of the financial condition of the Company at the time, there was also no availability under warehouse facilities that it had with First Union National Bank ("First Union") and other lenders. As an interim measure, on February 5, 1999, the Company obtained a short term repurchase facility from First Union in the amount of $40 million which was repaid on March 9, 1999, from proceeds under the Company's debtor-in-possession financing. See Note 2.

     The Company maintained at December 31, 1997, in addition to the Credit Facility, two other sources of financing for its home equity loan originations: a warehouse facility provided by the investment banker which acted as lead underwriter for the Company's 1997 fourth quarter home equity loan securitization (the "Investment Bank Warehouse"), and a warehouse facility provided by United Companies Life Insurance Company ("UCLIC"). The Investment Bank Warehouse was directly related to the 1997 fourth quarter home equity loan securitization, initially provided for funding up to $300 million of eligible home equity loans for such securitization and terminated upon the closing of the last delivery of loans under the prefunding accounts relative to this securitization. As of December 31, 1997, $150 million was available and no amounts were outstanding under the Investment Bank Warehouse. At December 31, 1998, there was no similar warehouse facility available to the Company. The warehouse facility provided by UCLIC, which was established upon the sale of UCLIC, initially provided for the purchase of up to $300 million in first mortgage residential loans and matured in July 1999. During 1997, the Company reduced the commitment under this facility to $150 million. At December 31, 1998, the Company had the right for a limited time to repurchase certain loans which were eligible for securitization and as of December 31, 1998, $3.0 million in loans eligible for securitization were funded under this facility. At December 31, 1998, UCLIC had informed the Company that it would not honor any additional funding under this facility.

     In June 1997, the Company publicly sold $150 million of its subordinated unsecured notes (the "Subordinated Notes"). The Subordinated Notes provide for interest payable semi-annually and are not redeemable prior to their maturity on July 1, 2005. The Subordinated Notes bear interest at 8.375% per annum and were issued at a discount from par. Such discount is being amortized using the effective interest method as an adjustment to yield over the life of the Subordinated Notes resulting in an effective interest rate on the Subordinated Notes of 8.48% per annum. The terms of the Subordinated Notes provide that they rank subordinate and junior in right of payment to the prior payment of all existing and future senior indebtedness of the Company.

     In December 1996, the Company publicly sold $100 million of its senior unsecured notes. The December 1996 notes matured and were paid in July of 1998. The Company previously publicly sold $125 million and $100 million of its senior unsecured notes which mature in November 1999 and January 2004, respectively. All of these notes provide for interest payable semi-annually and are not redeemable prior to maturity. The terms of these notes provide that they rank on a parity with other unsecured and unsubordinated indebtedness of the Company. The net proceeds from the sale of these notes were used for working capital purposes.

     At December 31, 1997, the Company also had arrangements with banks providing for short-term unsecured borrowings of up to $9.5 million, none of which was outstanding at December 31, 1997. Borrowings under these lines of credit bore interest at market or prime rates. No similar arrangements existed at December 31, 1998.

     In May 1993, United Companies Lending Corporation, a wholly-owned subsidiary of the Company, entered into a subordinated debenture agreement with UCLIC. In connection with this agreement, this subsidiary borrowed $10 million from UCLIC, $3 million of which matured and was paid in 1998, $3 million of which matures in 2000 and bears an interest rate of 6.64% per annum and $4 million of which matures in 2003 and bears an interest rate of 7.18% per annum.

     The Company made payments for interest of $77.3 million, $40.9 million and $34.4 million during the years ended December 31, 1998, 1997 and 1996, respectively.

     The Company takes no position with respect to the accrual of interest, if any, on its secured and unsecured claims in connection with the Chapter 11 Cases. See Note 2.

8.   INCOME TAXES (BENEFIT)

     The provision (benefit) for income taxes attributable to continuing operations is as follows:


                                                               YEAR ENDED DECEMBER 31,
                                                     -------------------------------------------
                                                         1998            1997           1996
                                                     ------------    ------------   ------------
                                                                   (IN THOUSANDS)


Current ..........................................   $     10,624    $      7,337   $     36,193
Deferred .........................................        (95,393)         37,324         11,235
                                                     ------------    ------------   ------------
          Total ..................................   $    (84,769)   $     44,661   $     47,428
                                                     ============    ============   ============

     Reported income tax expense attributable to continuing operations differs from the amount computed by applying the statutory federal income tax rate to consolidated income from continuing operations before income taxes for the following reasons:


                                                                                YEAR ENDED DECEMBER 31,
                                                                    --------------------------------------------
                                                                       1998            1997             1996
                                                                    ------------    ------------    ------------
                                                                                    (IN THOUSANDS)


Federal income tax (benefit) at statutory rate ..................   $   (220,405)   $     44,397    $     47,242
Differences resulting from:
     Increase in valuation reserve (continuing operations)  .....        134,892              --              --
     State income taxes .........................................            813           1,224             770
     Other ......................................................            (69)           (960)           (584)
                                                                    ------------    ------------    ------------
Reported income tax provision (benefit) .........................   $    (84,769)   $     44,661    $     47,428
                                                                    ============    ============    ============


     The significant components of the Company's net deferred income tax liability at December 31, 1998 and 1997 are as follows:


                                                         DECEMBER 31,
                                                ----------------------------
                                                    1998             1997
                                                ------------    ------------
                                                        (IN THOUSANDS)

Deferred income tax assets:
     Losses not currently deductible ........   $     63,245    $         --
     Allowance for loan losses ..............         86,927             (12)
     Nonrefundable loan fees ................          2,631             965
     Investments ............................            504             504
     Net operating loss carryforward ........         17,500
     Other ..................................            (31)          1,796
                                                ------------    ------------
Deferred income tax assets ..................        170,776           3,253
Valuation reserve ...........................       (142,222)             --
                                                ------------    ------------
Net deferred tax asset ......................         28,554           3,253
                                                ------------    ------------

Deferred income tax liabilities:
     Loan income ............................             --          75,404
     Mortgage servicing rights ..............         17,374          17,066
     Real estate ............................          3,780           4,311
     Other ..................................          7,400           1,857
                                                ------------    ------------
                                                      28,554          98,638
                                                ------------    ------------
Net deferred income tax liability ...........   $         --    $     95,385
                                                ============    ============


     Payments made for income taxes during the years ended December 31, 1998, 1997 and 1996 were $5.5 million, $1.6 million and $32.2 million, respectively.

     At December 31, 1998 and 1997, the Company had a current income tax receivable of $4.7 million and $6.7 million, respectively, included in "Other assets". At December 31, 1998, the Company had a net operating loss carryforward of approximately $50 million which, if not utilized, will expire in the year 2018.

9.   CAPITAL STOCK

     The Company has authorization to issue up to 100,000,000 shares of its $2.00 par value common stock. There were 29,172,916 and 28,791,239 shares outstanding at December 31, 1998 and 1997, respectively, excluding 1,180,117 and 1,180,117 treasury shares. The Company also has authorization to issue 20,000,000 shares of preferred stock of which 1,657,770 shares are currently issued (see discussion of "PRIDES(SM)" below). Included in the authorized preferred stock are 1,000,000 shares of Series A Junior Participating preferred stock and 800,000 shares of Cumulative Convertible preferred stock, none of which is outstanding. In October, 1998, the Company suspended indefinitely payment of future dividends on the Company's common and preferred stock.

     On June 16, 1995, the Company concluded the sale of 1,955,000 shares of its Preferred Redeemable Increased Dividend Equity Securities(SM), 6 3/4% PRIDES(SM), Convertible Preferred Stock, par value $2.00 per share ("PRIDES(SM)"), at a price per share of $44.00. The terms of the PRIDES(SM) provide that dividends on them are cumulative and are payable quarterly in arrears on each January 1, April 1, July 1 and October 1. Net proceeds to the Company were approximately $83.3 million. The net proceeds from the sale of shares of PRIDES(SM) were used for general corporate purposes. During 1998 and 1997, 240,300 and 56,930 shares of PRIDES(SM) were converted into 397,205 and 94,102 shares of the Company's common stock, respectively.

     The terms of the PRIDES(SM) provide that they rank prior to the Company's common stock as to payment of dividends and distribution of assets upon liquidation. Such terms also provide that the shares of PRIDES(SM) mandatorily convert into shares of common stock on July 1, 2000 (the "Mandatory Conversion Date") on a two share to one share basis (as adjusted for the 100% common stock dividend paid October 20, 1995), and that the shares of PRIDES(SM) are convertible into shares of common stock at the option of the holder at any time prior to the Mandatory Conversion Date on the basis of 1.652 of a share of common stock for each share of PRIDES(SM), in each case subject to adjustment in certain events. In addition, such terms provide that the Company has the option to convert the shares of PRIDES(SM), in whole or in part, on or after July 1, 1998 until the Mandatory Conversion Date, into shares of its common stock according to a formula. Upon such conversion, the Company will be required to pay, in cash, any dividends in arrears on the PRIDES(SM) from funds legally available therefor.

     The terms of the PRIDES(SM) are subject to the terms of a plan of reorganization for the Company which may be confirmed in the Chapter 11 Cases.

     During 1998 and 1997, the Company paid cash dividends on its common stock in the amount of $6.8 million and $9.0 million, or $.24 and $.32 per share, respectively. In addition, during 1998 and 1997, the Company paid cash dividends on its PRIDES(SM) in the amount of $4.2 million and $5.8 million or $2.2275 and $2.97 per share, respectively. At December 31, 1998, the Company has a dividend payable on its PRIDES(SM) of $1.2 million. As discussed above, payment of cash dividends on the Company's common and preferred stock have been suspended indefinitely.

     At December 31, 1998 and 1997, 1,180,117 shares of the Company's common stock, or 4% of the issued common stock, were held as treasury stock at a cost of $7.4 million.

10.      EARNINGS (LOSS) PER SHARE

         The following table sets forth the computation of basic and diluted earnings (loss) per share for the periods indicated:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                           -----------------------------------------
                                                                              1998           1997           1996
                                                                           -----------    -----------    -----------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Basic Earnings (Loss) Per Share
   Income (loss) from continuing operations..........................      $ (543,931)    $   82,187     $   87,549
   Less: Income (loss) from discontinued operations..................         (39,965)        (7,587)        (5,889)
                                                                           -----------    ----------     ----------
   Net (loss) income.................................................      $ (583,896)    $   74,600     $   81,660
                                                                           ===========    ==========     ==========
   Weighted average number of common and common equivalent shares:
     Average common shares outstanding...............................          28,148         28,013         27,929
     Add: Dilutive effect of preferred stock after
           application of "if converted" method......................           --             3,211          3,230
                                                                           -----------    ----------     ----------
                                                                               28,148         31,224         31,159
                                                                           ===========    ==========     ==========
   Earnings (loss) per share:
     Income (loss) from continuing operations........................      $   (19.32)    $     2.63     $     2.81
     Income (loss) from discontinued operations......................           (1.42)          (.24)          (.19)
                                                                           -----------    ----------     ----------
       Total.........................................................      $   (20.74)    $     2.39     $     2.62
                                                                           ===========    ==========     ==========

Diluted Earnings (Loss) Per Share
   Income (loss) from continuing operations..........................      $ (543,931)    $   82,187     $   87,549
   Less: Income (loss) from discontinued operations..................         (39,965)        (7,587)        (5,889)
                                                                           -----------    ----------     ----------
       Total.........................................................      $ (583,896)    $   74,600     $   81,660
                                                                           ===========    ==========     ==========

   Weighted average number of common and all dilutive shares:
     Average common shares outstanding...............................          28,148         28,013         27,929
     Add: Dilutive effect of stock options after
              application of treasury stock method...................           --               596            838
          Dilutive effect of preferred stock after
              application of "if converted" method...................           --             3,887          3,910
                                                                           -----------    ----------     ----------
                                                                               28,148         32,496         32,677
                                                                           ===========    ==========     ==========
   Earnings (loss) per share:
     Income (loss) from continuing operations........................      $   (19.32)    $     2.53     $     2.68
     Income (loss) from discontinued operations......................           (1.42)          (.23)          (.18)
                                                                           -----------    ----------     ----------
       Total.........................................................      $   (20.74)    $     2.30     $     2.50
                                                                           ===========    ==========     ==========

     The weighted average anti-dilutive shares that were excluded from the computation of diluted earnings per share were 1,777,448, 546,275 and 69,836 for 1998, 1997 and 1996, respectively.

11.  EMPLOYEE BENEFIT PLANS

     11.1 Employee Stock Ownership Plan. All employees who meet minimum age and service requirements participate in the Company's Employee Stock Ownership Plan ("ESOP").On and prior to December 31, 1998, the Company made annual tax deductible contributions to the ESOP to be used to purchase additional shares of the Company's common stock or to pay debt service on shares acquired with the proceeds of loans ("leveraged shares"). The ESOP's leveraged shares are initially pledged as collateral for the debt incurred in connection with the acquisition of such shares. As the debt was repaid, the shares were released from collateral and allocated to plan participants. Contributions were allocated among participants based on years of service and compensation. Upon retirement, death or disability, the employee or a beneficiary receives the designated common stock.

     The Company's cash contributions to the ESOP were $2.3 million, $3.1 million and $3.0 million for the years ended December 31, 1998, 1997 and 1996, respectively. Shares held by the ESOP at December 31, 1998, 1997 and 1996 were approximately 3.6 million, 3.7 million and 3.7 million, respectively. During 1995, the ESOP was granted a $10 million line of credit from a financial institution, which line of credit was increased to $12 million during 1996. At December 31, 1998 the ESOP had notes payable with a balance of $9.0 million under this line of credit. Because the source of the loan payments is primarily contributions received by the ESOP from the Company, such debt is included in the Company's Notes payable with a corresponding reduction of stockholders' equity. During 1997, the ESOP borrowed $3.4 million from the Company to purchase shares of the Company's common stock. The Company does not report the ESOP's notes payable or the Company's notes receivable in its balance sheet. Accordingly, no interest cost or interest income is recognized on the Company loans to the ESOP. At December 31, 1998, the balance of the Company's loans to the ESOP was $2.8 million. In accordance with Statement of Position 93-6 ("SOP 93-6"), leveraged shares purchased subsequent to December 31, 1992 are, upon release, reflected as compensation expense based on the then current market price of the shares. Shares which have not been committed to be released are not considered outstanding for purposes of the computation of earnings (loss) per share. At December 31, 1998, approximately 157,000 shares of common stock were committed to be released under the terms of the loan agreement. At December 31, 1998, approximately 75,000 shares of common stock accounted for under the provisions of SOP 93-6 were committed to be released resulting in additional compensation expense of approximately $0.8 million during 1998. At December 31, 1998, the ESOP had approximately 656,000 leveraged shares, of which approximately 503,000 were accounted for under the provisions of SOP 93-6. The fair value of the 503,000 leveraged shares accounted for under the provisions of SOP 93-6 was $1.7 million at December 31, 1998.

     The Company is evaluating a termination of the ESOP, but no decision has been made with respect thereto.

     11.2 Stock Option Plans. At December 31, 1998, the Company had four stock-based compensation plans for employees, which are described below. The Company applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans as the exercise price of all stock options granted thereunder is equal to the fair market value at the date of grant. The compensation cost that has been charged against net income for restricted stock issued under the 1993 Stock Incentive Plan and the 1996 Long-Term Incentive Compensation Plan was $.1 million, $2.2 million and $1.4 million for 1998, 1997 and 1996, respectively. Had compensation costs for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Financial Accounting Standards Board Statement No. 123, the Company's net income (loss) and earnings (loss) per share would have been reduced (increased) to the pro forma amounts indicated below:

                                                                              YEAR ENDED DECEMBER 31,
                                                                  -----------------------------------------------
                                                                      1998             1997             1996
                                                                  ------------      -----------    --------------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income(loss)                  As reported.................    $  (583,896)      $    74,600    $       81,660
                                  Pro forma...................       (587,534)           70,956            81,118

Basic earnings (loss) per share   As reported.................         (20.74)             2.39              2.62
                                  Pro forma...................         (20.87)             2.27              2.60

Diluted earnings (loss)           As reported.................         (20.74)             2.30              2.50
  per share                       Pro forma...................         (20.87)             2.18              2.48

         Fixed Stock Options. The Company has six fixed stock option plans. Under the 1986, 1989, 1993 and 1996 employee plans, the Company may grant options for up to 1.1 million, .8 million, 1.3 million and 1.5 million (subject to annual increases as described below) shares of common stock, respectively. Under the 1993 and 1996 plans for non-employee directors (the "Director Plans"), the Company may grant options for up to .9 million and .4 million shares of common stock, respectively. Under the 1996 Long-Term Incentive Compensation Plan, beginning in 1998, the number of shares of common stock available for grant increases annually on January 1 of each year pursuant to a formula based on the number of shares of common stock outstanding. On January 1, 1998, .4 million shares of common stock were added to the plan. The term of the 1986 plan has expired and no new options may be awarded thereunder. At December 31, 1998, 11,234, 209,422 and 142,483 shares of common stock were available for award under the 1989, 1993 and 1996 employee stock plans, respectively, and 599,200 and 307,000 shares of common stock were available for award under the 1993 and 1996 Director Plans. Under all plans, the exercise price of each option equals the fair market value of the Company's common stock on the date of grant and the maximum term of an option is 10 years. Under the 1986 and 1989 employee plans, the options become exercisable two years from the grant date, under the 1993 plan the options become exercisable three years from the grant date. At December 31, 1997, all options granted under the 1996 plan will become exercisable three years after the grant date. Options awarded under the 1993 Director Plan become exercisable three years from the date of grant and, under the 1996 Director Plan, six months from the date of grant.

         The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing model with the following assumptions for grants in 1998: dividend yield of 0%; expected volatility of 96%; risk-free interest rate of 5.11%; and expected life of 4.2 years. The following assumptions were used for options granted in 1997: dividend yield of 2.0%; expected volatility of 452%; risk-free interest rate of 6.14%; and expected life of 4.1 years. The following assumptions were used for options granted in 1996: dividend yield of 1.2%; expected volatility of 45%; risk-free interest rate of 6.47%; and expected life of 5.4 years.

         A summary of the status of the Company's four stock option plans (excluding the restricted stock awards and as adjusted for stock dividends) as of December 31, 1998, 1997 and 1996 and changes during the periods ending on those dates is presented below:

                                                               YEAR ENDED DECEMBER 31,
                                    ------------------------------------------------------------------------------
                                               1998                      1997                       1996
                                    --------------------------  -----------------------   ------------------------
                                                    WEIGHTED-                WEIGHTED-                  WEIGHTED-
                                                     AVERAGE                  AVERAGE                    AVERAGE
                                                    EXERCISE                  EXERCISE                   EXERCISE
          FIXED OPTIONS               SHARES          PRICE       SHARES       PRICE        SHARES        PRICE
---------------------------------   ----------     -----------  -----------  ----------   ----------    ----------
Outstanding at beginning of year.   2,390,023      $     17.60   1,571,230   $    13.27   1,831,860     $    11.51
      Granted....................   1,184,625             6.70     892,650        25.31      58,700          33.19
      Exercised..................     (17,472)            6.49     (28,294)        7.77    (279,488)          5.55
      Canceled...................    (336,890)           22.59     (45,563)       25.43     (39,842)         15.83
                                    ---------                    ---------                ---------
 Outstanding at end of year......   3,220,286            13.11   2,390,023        17.60   1,571,230          13.27
                                    =========                    =========                =========

Weighted-average fair value of
  options granted during
  the year.......................   $    4.72                   $    23.35                $   15.63

             The following table summarizes information (as adjusted for stock dividends) about fixed stock options outstanding at December 31, 1998:

                                          OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
                       ----------------------------------------------------------   -----------------------------
     RANGE OF                             WEIGHTED-AVERAGE          WEIGHTED-                        WEIGHTED-
     EXERCISE             NUMBER             REMAINING               AVERAGE           NUMBER         AVERAGE
      PRICES            OUTSTANDING   CONTRACTUAL LIFE (YEARS)    EXERCISE PRICE    EXERCISABLE    EXERCISE PRICE
-------------------    -------------  ------------------------   ----------------   ------------   --------------
$2.00 to $4.00             1,130,378            7.69                  $ 3.59             282,878     $  3.31
$4.01 to $17.50              830,185            5.63                    9.14             592,718        7.31
$18.00 to $24.00             826,448            7.30                   22.25             573,098       21.61
$25.00 to $34.00             433,275            8.05                   28.09              39,600       31.18
                           ---------                                                   ---------
Total                      3,220,286            7.11                   13.11           1,488,294       12.69
                           =========                                                   =========

         Restricted Stock Awards. As part of the Company's 1993 Stock Incentive Plan and the 1996 Long-Term Incentive Compensation Plan, the Company may award restricted stock to selected executives and other key employees. The 1993 and the 1996 plans require a vesting period of six months.

         The following table summarizes information about restricted stock awards during the periods indicated:

                                                       YEAR ENDED DECEMBER 31,
                                -------------------------------------------------------------------------
                                               1998                                   1997
                                -----------------------------------    ----------------------------------
                                                WEIGHTED-AVERAGE                     WEIGHTED-AVERAGE
   RESTRICTED STOCK AWARDS        SHARES          EXERCISE PRICE         SHARES         EXERCISE PRICE
-----------------------------   -----------     -------------------    -----------   --------------------
Outstanding at beginning
  of year.......................    131,400           $  --                  37,000         $  --

Granted.........................     10,000              --                 181,286            --

Lapse of restriction............     (9,000)             --                 (86,886)           --
Cancelled.......................    (34,000)                                     --
                                   --------                                --------
Outstanding at end
 of year........................     98,400              --                 131,400            --
                                   ========                                ========

Weighted-average fair
  value of restricted stock
  granted during the year.......   $  18.63                                $   7.89

         As of December 31, 1998, the 98,400 shares of restricted stock outstanding had a purchase price of zero and a weighted-average remaining contractual life of one year.

     11.3 Employees' Savings Plan. The United Companies Financial Corporation Employees' Savings Plan is designed to be a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Under the plan, employees are allowed to defer income on a pre-tax basis through contributions to the plan and the Company matches a portion of such contributions. The Company's matching contributions totaled $3.3 million, $1.6 million and $1.5 million during 1998, 1997 and 1996, respectively. Employees have ten investment options; the one to invest in the Company's common stock is no longer available. The plan held 1,069,244 shares and 611,678 shares of the Company's common stock at December 31, 1998 and 1997, respectively.

     11.4 Deferred Compensation Plans. Postretirement benefits were provided to eligible executive and senior officers of the Company under a non-qualified, deferred compensation plan. The cost of this plan during 1998 and 1997 was $.3 million and $.2 million, respectively. The Company calculated its postretirement benefit obligation as of December 31, 1998 using a weighted average discount rate of 6.1%. A reconciliation of the funded status of the deferred compensation plan as of December 31, 1998 and 1997 is as follows:

                                                  DECEMBER 31,          NET           DECEMBER 31,
                                                      1998             CHANGE             1997
                                                  -------------    --------------    --------------
                                                                   (IN THOUSANDS)
Accumulated postretirement benefit cost...........     $ 1,849           $   (68)          $ 1,917
Plan assets.......................................          --                --                --
                                                       -------           -------           -------
Funded status.....................................       1,849               (68)            1,917
Unrecognized transition obligation................        (653)              350            (1,003)
                                                       -------           -------           -------
Accrued postretirement benefit cost...............     $ 1,196           $   282           $   914
                                                       =======           =======           =======

The Company's obligation to pay the postretirement benefits is unsecured and subject to rejection in the Chapter 11 Cases.

12.      DISCLOSURE ABOUT FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107 ("SFAS No. 107") requires that the Company disclose the estimated fair values of its financial instruments, both assets and liabilities recognized and not recognized in its financial statements.

     SFAS No. 107 defines financial instruments as cash and contractual rights and obligations that require settlement in cash or by exchange of financial instruments. Fair value is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale.

     The carrying value and fair value of the Company's financial assets and liabilities at December 31, 1998 and 1997 were as follows:

                                                                              DECEMBER 31,
                                                     --------------------------------------------------------------
                                                               1998                              1997
                                                     -------------------------      -------------------------------
                                                      CARRYING        FAIR            CARRYING            FAIR
                                                        VALUE         VALUE             VALUE             VALUE
                                                     -----------   -----------      -------------     -------------
                                                          (IN THOUSANDS)                    (IN THOUSANDS)
Financial assets:
  Cash and cash equivalents.......................... $  230,013     $ 230,013          $     582         $     582
  Loans..............................................    186,555       186,555            162,668           173,060
  Interest-only and residual certificates............    462,504       462,504            882,116           882,116
  Capitalized mortgage servicing rights..............     40,148        44,465             48,760            53,918
Financial liabilities:
  Notes payable......................................  1,219,025            -- (1)        691,826           705,425
  Managed cash overdraft.............................         --            --             13,625            13,625

     (1) See discussion under Notes payable below.

     The above fair values do not reflect any premium or discount from offering for sale at one time the Company's entire holdings of a particular financial instrument. Fair value estimates are made at a specific point in time based on relevant market information, if available. Because no market exists for certain of the Company's financial instruments, fair value estimates for these assets and liabilities were based on subjective estimates of market conditions and perceived risks of the financial instruments. Fair value estimates were also based on judgments regarding future loss and prepayment experience and were influenced by the Company's historical information.

     The following methods and assumptions were used to estimate the fair value of the Company's financial instruments:

     Cash and cash equivalents. The carrying amount of cash and cash equivalents approximates their fair values because these assets generally mature in 90 days or less and do not present any significant credit concerns.

     Loans. The fair value of the Company's loan portfolio was determined by segregating the portfolio by its performing and non-performing components. Performing loans were further segregated into loans which were sold subsequent to year end and all other remaining saleable loans at December 31, 1998. Performing loans which were sold subsequent to year end were valued at the actual sales price of the loans. All other remaining saleable loans were valued either based upon competitive bids received or based upon the estimated fair value of the loans given market conditions as of the applicable period end. Non-performing loans were valued based upon competitive bids received. Real estate owned property is excluded from this disclosure because it is not considered a financial instrument.

     Interest-only and residual certificates. In accordance with the requirements of SFAS No. 125, the Interest-only and residual certificates are carried at fair value. For a discussion of the assumptions used by the Company in determining the fair value of this asset, see Note 3.

     Capitalized mortgage servicing rights. The fair value of Capitalized mortgage servicing rights was based on the present value of estimated future cash flows related to servicing income. In estimating the fair value of these rights, the Company made assumptions which included the cost of servicing per loan, the discount rate, an inflation rate, ancillary income per loan and prepayment rates.

     Notes payable. Notes payable at December 31, 1997 consists primarily of amounts payable for the Company's senior and subordinated unsecured debt. The fair value of the senior and subordinated unsecured debt is based upon the estimated rate offered to the Company for debt of the same remaining maturity at that time. Because of the circumstances described in Note 2, a determination of the fair value of the Company's Notes payable cannot be made as of December 31, 1998.

     The fair values presented herein are based on pertinent information available to management as of December 31, 1998. Such amounts have not been comprehensively revalued for events discussed in Note 2 and current estimates of fair value may differ significantly from the amounts presented herein.

13.   DISCONTINUED OPERATIONS

     United Companies Funding, Inc. On October 27, 1998, the Company made a decision to discontinue the operations of United Companies Funding, Inc. ("UCFI"), a wholly owned subsidiary of the Company. UCFI was organized in 1995 to originate manufactured housing loan products made primarily to finance the purchase of new or used manufactured homes. In reaching the decision to discontinue the operations of UCFI, the Company considered the less than anticipated results of UCFI's operations and the funding required if UCFI were to continue operating, and the impact thereof on the Company's liquidity. The Company has estimated the loss that will occur from the discontinuance, and the operating losses that will occur during phase out, of UCFI and, accordingly, has accrued for such loss in its financial statements for the year ended December 31, 1998. The results of operations of UCFI have been classified as discontinued operations and the prior year financial statements have been restated accordingly.

     In connection with the decision to discontinue the operations of UCFI, the Company recorded a net loss of $40.0 million, $1.6 million and $1.4 million in its financial statements for the year ended December 31, 1998, 1997 and 1996, respectively. Based on the sale of a large portion of the manufactured housing loan inventory subsequent to December 31, 1998, management provided a $29 million valuation allowance against the carrying value of the manufactured housing loan inventory at December 31, 1998. Total revenues of UCFI for 1998 and 1997 were $31.3 million and $24.7 million, respectively. Total assets of UCFI at December 31, 1998 and 1997 were $91.1 million and $37.1 million, respectively. The Company's assets related to manufactured housing contracts previously sold in public asset-backed securitization transactions, consisting primarily of Interest-only and residual certificates totaling approximately $50.5 million, have been retained by the Company, and therefore, are excluded from "Net assets of discontinued operations" on the Company's consolidated balance sheet as of December 31, 1998.

     United Companies Life Insurance Company. On July 24, 1996, the Company concluded the sale of all of the outstanding capital stock of its wholly-owned life insurance subsidiary, United Companies Life Insurance Company ("UCLIC"), for a sales price of $167.6 million. The Company recorded, in 1996, a net loss of $6.8 million on the transaction. As a result of the sale, the assets (including $67 million of assets transferred to the Company by UCLIC immediately prior to closing) and the operations of UCLIC have been classified as discontinued operations. In the fourth quarter of 1997, the Company wrote off an additional $2.2 million related to an intercompany receivable.

     United General Title Insurance Company. On February 29, 1996, the Company closed the sale of 100% of the outstanding capital stock of its wholly-owned subsidiary, United General Title Insurance Company ("UGTIC"). The Company recorded a loss from discontinued operations (net of income tax benefit) of $1.1 million in 1996 and $1.6 million in 1997 in connection with the sale of UGTIC.

     Foster Mortgage Corporation. The remaining affairs of the Company's subsidiary, Foster Mortgage Corporation ("FMC"), a discontinued operation, which had been conducted under the supervision of a bankruptcy court were concluded in 1997. The claims of the institutional lenders under FMC's primary credit facility (the "FMC Institutional Lenders") relating to the Company's alleged failure to remit all sums due FMC regarding federal income taxes under a tax agreement among the Company and its subsidiaries, including FMC, was settled. The Company recorded a $5.6 million charge in the fourth quarter of 1997 resulting from the settlement. The claims of the FMC Institutional Lenders against the Company seeking avoidance of certain payments alleged to be preferences or fraudulent conveyances were dismissed after a trial before the bankruptcy court.

14.      CONTINGENCIES

     The nature of the Company's business is such that it is routinely involved in litigation and is a party to or subject to other items of pending or threatened litigation. As a result of the Chapter 11 Cases discussed in Note 2 above, litigation pending against the Company and certain of its subsidiaries has been stayed. Although the outcome of certain of these matters cannot be predicted, management of the Company believes, based upon information currently available, that the resolution of these various matters will not result in any material adverse effect on its consolidated financial condition. Additionally, due to the commencement of the Chapter 11 Cases, it is unclear what effect, if any, such litigation would have on the Company's financial condition or how such litigation will be treated pursuant to a plan or plans of reorganization.

     One financial institution serves as trustee of substantially all of the Company's home equity and manufactured housing contract securitization transactions and two monoline insurers insure the publicly issued asset-backed securities in substantially all of the Company's home equity loan securitization transactions (other than the 1998 fourth quarter transaction which was structured on a senior/subordinated basis without monoline insurance and for which the Company did not retain the servicing). Because of the distressed condition of the Company, the filing of the Chapter 11 Cases and the performance of the securitized loans, one or more of these entities may seek relief from the automatic stay in the Chapter 11 Cases in order to involuntarily terminate the servicing of these securitized loans and contracts by the Company's subsidiary and to transfer the servicing to another servicer. The Company intends to oppose vigorously any such efforts. An involuntary termination of the Company's servicing of the loans and contracts it has securitized will have a material adverse effect on the Company and its efforts to reorganize in the Chapter 11 Cases.

     In a class action lawsuit pending in Alabama state district court involving 910 home equity loans alleged to be subject to the Alabama Mini Code, Autrey v. United Companies Lending Corporation, the Alabama Supreme Court, acting on an interlocutory appeal by the Company, upheld the ruling of the trial court on a pre-trial motion that retroactive application of the 1996 amendments to the Alabama Mini Code would be unconstitutional as applied to the plaintiff's class. The 1996 amendments, which in general limited the remedy for finance charges in excess of the maximum permitted by the Alabama Mini Code, were expressly made retroactive by the Alabama legislature. The Company strenuously disagreed with this holding and sought a rehearing by the Alabama Supreme Court. The request for a rehearing was denied by the Alabama Supreme Court and the matter was returned to the trial court for a trial on the merits. The Company believes that the liability, if any, should be limited to $495,000, the amount of the aggregated finance charges allegedly exceeding the maximum permitted by the Alabama Mini Code, plus interest thereon. The Company intends to continue its vigorous defense of this matter. If unsuccessful in its defense at a trial on the merits and related appeals, the Company presently estimates that the liability of its subsidiary could be approximately $15 million. On June 6, 1999, counsel for the class plaintiffs filed a motion in the Bankruptcy Court, pursuant to Section 362 of the Bankruptcy Code, for relief from the automatic stay in order to continue with this litigation, as such litigation had been stayed due to the commencement of the Chapter 11 Cases. The Company has vigorously opposed such requested relief and the Court has continued the hearing to September 15, 1999, with respect thereto.

     In August of 1998, the U.S. Department of Justice ("DOJ") and the U.S. Department of Housing and Urban Development ("HUD") issued a letter to the Company and its subsidiary United Companies Lending Corporation indicating that they were initiating a joint investigation of their lending and pricing practices, initially in Philadelphia, PA-NJ PMSA. The investigation focuses on compliance by the Company and its subsidiary with the federal Fair Housing Act and Equal Credit Opportunity Act and the federal Real Estate Settlement Procedures Act ("RESPA"). Specifically, DOJ seeks to determine whether the lending and pricing practices of the Company and its subsidiary discriminate against applicants based on race, national origin, sex, or age. The Company believes this investigation by DOJ is part of an overall initiative by that agency to review the practices of several large subprime lenders and does not stem from any findings of wrongdoing by the Company. HUD will be investigating whether relationships of the Company and its subsidiary with mortgage brokers, home improvement dealers or other third parties may violate the anti-kickback and anti-referral fee prohibitions of RESPA.

     In October 1998, UC Lending reached a settlement in an enforcement action commenced by the Massachusetts Attorney General on behalf of the Commonwealth of Massachusetts in Massachusetts state court alleging violations by UC Lending of certain regulations promulgated by the Massachusetts Attorney General relating to, among other things, loan origination fees, also known as "points", with respect to loans originated in Massachusetts. The settlement, involving payments and other terms by UC Lending aggregating approximately $1.2 million, followed a decision by a federal district court in Massachusetts upholding the validity of the regulations and finding violations thereof by UC Lending. UC Lending had maintained that the Massachusetts regulations were void because they conflicted with the efforts of the Massachusetts legislature to supplant the strict regulation of points with disclosure requirements, and were inconsistent with the policies and interpretations of the Federal Trade Commission as to what constitutes unfair and deceptive trade practices. The federal district court found that the Attorney General's regulations did not contravene the intent of the Massachusetts legislature and are not inconsistent with applicable federal law.

     The Company, operating through its subsidiaries (collectively, the "Companies"), services loans in 50 states and the District of Columbia, subject to licensing or exemption from licensing requirements granted by the states. In some of these states, the Companies are exempt from the requirement to obtain a state license by result of their holding licenses or approvals from federal agencies, including the U.S. Office of Housing and Urban Development ("HUD"). The applicable licensing statutes in virtually all of these states and the applicable HUD regulations require that an authorized mortgage loan servicer submit annual audited financial statements to the regulatory authorities and maintain a minimum net worth requirement. The Companies failed to timely submit their audited financial statements for the year ending December 31, 1998 in those jurisdictions where required and will not meet the minimum net worth requirements as of December 31, 1998 in those jurisdictions where required. A number of state agencies and HUD have initiated action to terminate, revoke, suspend or deny renewal of the Companies' licenses or exemption from licensing because of the failure to meet these requirements. It is the Companies' position that section 525 and other sections of the Bankruptcy Code prohibit and stay a governmental unit (state or federal) from denying, revoking, suspending, or refusing to renew a license or other similar grant to a debtor in bankruptcy because, among other things, such debtor is a debtor under the Bankruptcy Code, or has been insolvent before the commencement of its bankruptcy case or during the case. On July 23, 1999, the United States Bankruptcy Court for the District of Delaware entered its Order granting a preliminary injunction against the Attorney General of the State of Arkansas and the Commissioner of the Arkansas Securities Department enjoining those parties and others working under their supervision from taking any action against United Companies Financial Corporation, United Companies Lending Corporation and/or Ginger Mae, Inc. "with respect to their servicing rights in Arkansas and their rights to do business in Arkansas as a servicer of loans, including revoking, refusing to renew, suspending, terminating the exemption from registration, conditioning, or otherwise interfering with or impairing Debtors' rights to service Arkansas loans." The Companies plan to attempt to obtain similar injunctive relief against other state or federal agencies as may be necessary to protect their right to continue to service loans in each of the jurisdictions where they currently service loans. However, the facts and applicable statutory language differs from jurisdiction to jurisdiction and no assurance can be given that the Companies will be successful in obtaining protective injunctive or other relief against any particular governmental agency.

     For a discussion of letters of credit issued under the Company's credit facility, see Note 7 above.

15.  SEGMENTS AND RELATED INFORMATION

     Prior to its decision to sell or close its loan origination divisions as discussed in Notes 1 and 13 above, the Company had three reportable segments that offered non-conventional home equity loans through different origination channels: UC Lending, Unicor and Ginger Mae. UC Lending originated loans through a network, as of December 31, 1998, of 191 retail offices in 38 states. In addition, UC Lending had historically sold substantially all of the loans the Company originated in securitization transactions and retained servicing on these loans. In 1999, UC Lending began selling whole loans without retaining the servicing. Unicor acquired loans from brokers and correspondents whereas Ginger Mae originated loans through relationships with financial institutions. The Other caption represents the Company's corporate and treasury functions as well as its other business activities that fall below the quantitative threshold tests under SFAS No. 131 for determining reportable segments. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies with the exception of the production fee allocated to the segments. UC Lending sold loans to third parties that were originated by Unicor and Ginger Mae. UC Lending recognized the gain on the sale of these loans and paid Unicor and Ginger Mae a production fee based on the volume of loans transferred to UC Lending that were included in the loan sales. The Company evaluated performance and allocated resources based on net income from operations before income taxes. The following table represents the Company's reportable segments as of and for the years ending December 31, 1998, 1997 and 1996 (dollars are in thousands):

1998

                                              UC                           GINGER
                                            LENDING         UNICOR           MAE            OTHER          TOTAL
                                          -----------     ----------     -----------     -----------    -----------
Revenue from external sources........     $ (208,851)   $   (14,316)   $    (3,778)   $    (3,790)   $  (230,735)
Intersegment production fees .........       (71,102)        36,826         18,461         15,815             --
Total revenues .......................      (279,953)        22,510         14,683         12,025       (230,735)
Interest expense .....................        70,142          1,575            893            100         72,710
Depreciation .........................         4,458            248            106          2,514          7,326
(Loss) income from continuing
  operations before income taxes .....      (623,386)        (4,200)         4,461         (5,575)      (628,700)
Income tax expense (benefit) .........       (81,828)        (1,347)         1,863         (3,457)       (84,769)
Income (loss) from continuing
operations ...........................      (541,558)        (2,853)         2,598         (2,118)      (543,931)
Loss on discontinued operations, net
  of taxes ...........................            --             --             --        (39,965)       (39,965)
Net (loss) income ....................      (541,558)        (2,853)         2,598        (42,083)      (583,896)
Segment assets .......................    $  842,266    $     2,804    $     7,711    $   388,994    $ 1,241,775

1997

                                             UC                           GINGER
                                           LENDING         UNICOR           MAE            OTHER          TOTAL
                                         -----------     ----------     -----------     -----------    -----------
Revenue from external sources ........   $   398,371    $     1,329    $       483    $    18,410    $   418,593
Intersegment production fees .........       (37,700)        25,908          9,876          1,916              0
Total revenues .......................       360,671         27,237         10,359         20,326        418,593
Interest expense .....................        51,195          2,587            539            544         54,865
Depreciation .........................         2,867            238             75          1,385          4,565
Income from continuing operations
  before income taxes ................       114,636          3,006          2,476          6,730        126,848
Income tax expense ...................        41,278          1,088            884          1,411         44,661
Income from continuing operations ....        73,358          1,918          1,592          5,319         82,187
Loss on discontinued operations, net
  of taxes ...........................            --             --             --         (7,587)        (7,587)
Net income (loss) ....................        73,358          1,918          1,592         (2,268)        74,600
Segment assets .......................   $ 1,178,998    $     7,278    $     3,254    $   149,072    $ 1,338,602

1996

                                          UC                           GINGER
                                        LENDING         UNICOR           MAE            OTHER          TOTAL
                                      -----------     ----------     -----------     -----------    -----------
Revenue from external sources........ $  314,766      $   1,559      $      301      $   12,079     $   328,705
Intersegment production fees.........    (21,565)        15,944           3,427           2,194               0
Total revenues.......................    293,201         17,503           3,728          14,273         328,705
Interest expense.....................     33,874          1,479             216             562          36,131
Depreciation ........................      1,315            165              35             924           2,439
Income (loss) from continuing
operations before income taxes.......    128,966         (1,270)           (989)          8,270         134,977
Income tax expense (benefit).........     43,241           (316)           (319)          4,822          47,428
Income (loss) from continuing
operations...........................     85,725           (954)           (670)          3,448          87,549
Loss on discontinued operations, net
of taxes.............................                                                    (5,889)         (5,889)
Net (loss) income....................     85,725           (954)           (670)         (2,441)         81,660
Segment assets....................... $  800,019      $   1,859      $    1,661      $  121,695     $   925,234